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                                                                    EXHIBIT 10.3

                                   AMENDMENT
                                       TO
                                LICENSE AGREEMENT

This Amendment to the License Agreement, dated January 28, 1999 by and between Honeywell International Inc. (formerly AlliedSignal Inc), a Delaware corporation acting through its Turbocharging Systems business unit having an address of 23326 Hawthorne boulevard, Suite 200, Torrance California 90505 ("Honeywell") and Turbodyne Technologies, Inc., a Delaware corporation having an address of 6155 Carpinteria Avenue, Carpinteria, California 93103 and Turbodyne Systems, Inc. a Nevada corporation its fully owned subsidiary (collectively "Turbodyne") (the "License Agreement"), is entered into by the Parties on this ___ day of December 1999. . Honeywell and Turbodyne shall be referred to in this Amendment jointly as the "Parties" and individually , as appropriate, as the "Party".

                                    RECITALS

A. On even date herewith the Parties have entered into an agreement for the assignment of intellectual property rights and rights to manufacture, market and sell products in the Turbopac product line (the "Turbopac Agreement").

B. The Turbopac Agreement includes the assignment of all right and title in and to all patents and patent applications (the "Patent Portfolio") of Turbodyne to Honeywell. The exclusive license to Honeywell granted by the License Agreement for patents and patent applications in existence as of the date of the Turbopac Agreement is, therefore, merged with the assignment of the patents and patent applications previously licensed.

C. This Amendment conforms the License Agreement to the intent of the Parties in the Turbopac Agreement.

        NOW, THEREFORE, in consideration of the covenants and promises made herein and in the Turbopac Agreement, in further consideration of the ongoing License Agreement and other good and valuable consideration, the sufficiency of which is acknowledged, the Parties agree to amend the License Agreement as follows:

1.      Paragraph 1.(b) is amended to read:

        1.(b) "Patent and Proprietary Rights" shall mean all proprietary rights relating to the Technology (as hereinafter defined) and all rights under those patents and patent applications and trademark rights identified in Exhibit A attached hereto, and all patents and patent applications not included in Exhibit A assigned to Honeywell by Turbodyne in the Turbopac Agreement and all patents issuing from any such applications, all counterpart patents and patent applications thereof now and hereafter filed and/or issuing in any country of the world and all continuation, continuation in part and reissued patent applications of any of the preceding and all patents issuing therefrom and all related

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All schedules and exhibits have been omitted. Any omitted schedule or exhibit will be furnished supplementally to the Securities and Exchange Commission on request.

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design rights, if any, and utility models. The Parties agree that the patents and patent applications identified are intellectual property within the statutory definition of the Bankruptcy Code

2.      Paragraph 2.(a) is amended to read:

        2.(a) Turbodyne hereby grants to Honeywell the worldwide exclusive license under Turbodyne Improvements, with the right to sublicense, to make, have made, use and sell products incorporating the Technology. Turbodyne and Honeywell shall report to each other on a monthly basis all Improvements made within the preceding month which are to be employed in Licensed Products.

3. Paragraph 2.(d) is amended to identify the elimination of the retention of rights by Turbodyne in the Turbopac products and now reads as follows:

        2.(d) Honeywell shall have all rights to manufacture and sell any motor driven compressor products currently sold in Turbodyne's Turbopac product line, defined in Exhibit B hereto, including any developments or improvements to such products. Turbodyne shall retain the rights and Honeywell hereby grants a royalty free non-exclusive sublicense under the Patent and Proprietary Rights to manufacture and sell electrical motor assistance systems for Cummins BHT turbochargers in the independent aftermarket.

4.      Paragraphs 3 (a) and 3 (b) shall be amended as follows:

               3.(a) In exchange for the assignment of the Patent Portfolio and exclusive license granted in Section 2 above Honeywell shall pay to Turbodyne an earned royalty for each Reporting Period. in an amount equal to the Net Sales of Products (as defined in section 7 of the Joint Development Agreement) multiplied by three and seven tenths percent (3.7%) for each Product applicable to the Reporting Period in question.

        3 (b) Only one royalty shall be due with respect to any royalty bearing Product regardless of whether such Product is covered by more than one claim and/or patent and/or patent application of Licensed Patents.


5.      Paragraph 7.(i) [sic] is amended to read as follows:


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        7.(i) . Honeywell shall maintain active and enforceable any patents issuing on Honeywell Improvements, Turbodyne Improvements and Joint Improvements. If Honeywell elects not to maintain such patents and forego payment of maintenance fees, Honeywell shall notify Turbodyne of such election and Turbodyne shall have the right to acquire title to such patents subject to the Grant of License herein. Allied Signal shall also maintain active and enforceable any patents of Turbodyne's for which Turbodyne has granted an exclusive license to Allied Signal or which Turbodyne has assigned to Allied Signal under the terms of this amendment.

6.      Paragraph 7.(b) is amended to read as follows:

        7.(b) At the request of Honeywell and at Honeywell's expense for the preparation, filing, prosecution and maintenance thereof, Turbodyne shall with respect to patents and patent applications for Turbodyne Improvements file and cause to be filed patent application(s) in such additional countries as Honeywell may designate. Honeywell shall have no obligations to maintain active and enforceable any patents and/or patent applications for which it incurred any costs.

7. Paragraph 10(b) is amended to add "No termination under this License Agreement shall affect, impact, annul, reverse or otherwise alter the assignment of patents and patent applications by Turbodyne to Honeywell pursuant to the Turbopac Agreement."

8. Paragraph 17 (c) is amended to read as follows: "Unless this Agreement is superseded by a joint venture negotiated pursuant to paragraph 17(b), Allied Signal will conduct development of the Products pursuant to the Joint Development Agreement and obtain a Production Commitment or Advancd Development Program from a Third Party customer by July 1, 2001 or the License granted herein for the Turbodyne Improvements will become non-exclusive, at Turbodyne's option. If Allied Signal is unable to obtain a Production Commitment by January 1, 2002, Honeywell will grant to Turbodyne a nonexclusive license under the assigned Patent Portfolio with right to sublicense for Turbodyne's continued development and sale of the Dynacharger and Turbopac products. If the License granted pursuant to Paragraph 2(a) becomes non-exclusive by operation of this paragraph 17(c), the royalty rates defined in paragraph 3(a) shall be reduced by one-half percent (.5%). Allied Signal will conduct development of the Turbopac products and honor existing supply and distributor agreements pursuant to the Joint Development Agreement, pursuing after market and/or OEM customers and obtain supply commitments by January 1, 2002. If Allied Signal is unable to obtain supply commitments by January 1, 2003, Allied Signal will grant Turbodyne an exclusive license to pursue sales of Turbopac products and Turbodyne's royalty will increase to 4.7% of net profits for Dynacharger products. Turbodyne will pay to Honeywell a royalty of 2% of net profits on sales of Turbopac products by Turbodyne." All terms and provisions of the License Agreement not specifically modified or amended herein shall remain in full force and effect. The License Agreement shall be interpreted


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to be in conformance with the terms and provisions of the Turbopac Agreement, which shall take precedence if any conflict shall arise.

        IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

Honeywell International Inc.               Turbodyne Systems Inc.
Turbocharging Systems


By:                                        By:
Name:                                      Name:
Title:                                     Title:

                                           Turbodyne Technologies Inc.


                                           By:
                                           Name:
                                           Title:


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